Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND OTHER DATA

On January 27, 2022 (the “Closing Date”), Northern Oil and Gas, Inc. (the “Company”) completed its acquisition (the “Veritas Acquisition”) of non-operated oil and gas properties, interests and related assets located in the Permian Basin pursuant to that certain purchase and sale agreement (the “PSA”), dated as of November 16, 2021, by and among Veritas TM Resources, LLC, Veritas Permian Resources, LLC, Veritas Lone Star Resources, LLC, and Veritas MOC Resources, LLC (collectively, “Veritas”) and the Company. In accordance with the PSA, the Company paid consideration to Veritas in respect of the acquired assets consisting of $411.6 million in cash (which includes a $40.7 million cash deposit previously paid by the Company upon the execution of the PSA and held in escrow in accordance with the terms of the PSA) and warrants to purchase 1,939,998 shares of the Company’s common stock, par value $0.001 per share, at an exercise price equal to $28.30 per share with a preliminary fair value of $17.9 million. The cash portion of the consideration is net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between the Company and Veritas.
The following unaudited pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 (“Article 11”). In accordance with Article 11, the historical financial statements may be adjusted in the unaudited pro forma financial statements to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the transaction. The Company has not included any Management Adjustments as defined under Release No. 33-10786.
The following unaudited pro forma financial statements present (i) our unaudited pro forma balance sheet as of December 31, 2021 and (ii) our unaudited pro forma statement of operations for the year ended December 31, 2021. The unaudited pro forma balance sheet has been developed by applying pro forma adjustments to our historical balance sheet to give effect to the Veritas Acquisition as if it had occurred on December 31, 2021. The unaudited pro forma statement of operations have been developed by applying pro forma adjustments to our historical statement of operations to give effect to the Veritas Acquisition as if it had occurred on January 1, 2021.

NORTHERN OIL AND GAS, INC.
UNAUDITED PRO FORMA BALANCE SHEET
for the Year Ended December 31, 2021
(in thousands)

	Historical Northern Oil and Gas, Inc.	Historical Veritas Acquisition	Veritas Acquisition Pro Forma Adjustments	Notes	Financing Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current Assets:
Cash and Cash Equivalents	$9,519	$9,589	$(9,589)	(a)	$370,947	(c)	$2,542
			(370,947)	(a)
			(6,977)	(b)
Accounts Receivable, Net	193,554	32,606	(32,606)	(a)			193,554
Advances to Operators	6,319	—	—				6,319
Prepaid Expenses and Other	3,417	1,268	(1,268)	(a)			3,417
Derivative Instruments	2,519	—	—				2,519
Total Current Assets	215,328	43,463	(421,387)		370,947		208,351
Oil and Natural Gas Properties, Full Cost Method of Accounting:
Proved	5,034,769	281,340	124,012	(a)	—		5,440,121
Unproved	24,998	2,403	23,859	(a)	—		51,260
Other Property Equipment	2,616	—	—		—		2,616
Less Accumulated Depreciation, Depletion, Amortization and Impairment	(3,809,042)	(77,328)	77,328	(a)	—		(3,809,042)
Total Property and Equipment, Net	1,253,341	206,415	225,199		—		1,684,955
Other Assets:
Derivative Instruments	1,863	—	—		—		1,863
Acquisition Deposit	40,650	—	(40,650)	(a)	—		—
Other Noncurrent Assets, Net	11,683	—	—		—		11,683
Total Assets	$1,522,865	$249,878	$(236,838)		$370,947		$1,906,852
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$65,464	$—	$—		$—		$65,464
Accrued Liabilities	105,590	77,294	(77,294)	(a)	—		105,590
Accrued Interest	20,498	—	—		—		20,498
Derivative Instruments	134,283	—	—		—		134,283
Other Current Liabilities	1,722	—	—		—		1,722
Total Current Liabilities	327,557	77,294	(77,294)		—		327,557
Long-Term Liabilities:
Long-term Debt, Net	803,437	79,832	(79,832)	(a)	370,947	(c)	1,174,384
Derivative Instruments	147,762	—	—		—		147,762
Asset Retirement Obligations	25,865	2,905	(758)	(a)	—		28,012
Other Noncurrent Liabilities	3,110	—	—		—		3,110
Total Liabilities	1,307,731	160,031	(157,884)		370,947		1,680,825
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred Stock, Par Value $.001; 5,000,000 Authorized; 2,218,732 Shares Outstanding at 12/31/2021	2	—	—		—		2
Common Stock, Par Value $.001; 135,000,000 Authorized; 77,341,921 Shares Outstanding at 12/31/2021	479	—	—		—		479
Members Equity	—	89,847	(89,847)	(a)	—		—
Additional Paid-in Capital	1,988,649	—	17,870	(a)	—		2,006,519
Retained Deficit	(1,773,996)	—	(6,977)	(a)	—		(1,780,973)
Total Stockholders’ Equity (Deficit)	215,134	89,847	(78,954)		—		226,027
Total Liabilities and Stockholders’ Equity (Deficit)	$1,522,865	$249,878	$(236,838)		$370,947		$1,906,852
See notes to the unaudited pro forma financial information.

NORTHERN OIL AND GAS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
for the Year Ended December 31, 2021
(in thousands)

	Historical Northern Oil and Gas, Inc.	Historical Veritas Acquisition	Veritas Acquisition Pro Forma Adjustments	Notes	Financing Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Oil and Gas Sales	$975,089	$179,642	$—		$—		$1,154,731
Loss on Derivative Instruments, Net	(478,193)	—	(55,688)	(d)	—		(533,881)
Other Revenue	3	—	—		—		3
Total Revenues	496,899	179,642	(55,688)		—		620,853

Operating Expenses
Production Expenses	170,817	25,812	—		—		196,629
Production Taxes	76,954	13,073	—		—		90,027
General and Administrative Expenses	30,341	62,361	6,977	(e)	—		41,794
			(57,885)	(i)	—		—
Depletion, Depreciation, Amortization, and Accretion	140,828	39,285	11,915	(f)	—		192,178
	—	—	150	(g)	—		—
Total Expenses	418,940	140,531	(38,843)		—		520,628

Income (Loss) From Operations	77,959	39,111	(16,845)		—		100,225

Other Income and Expense
Interest Expense, Net of Capitalization	(59,020)	(997)	—		(11,200)	(h)	(71,217)
Gain (Loss) on Unsettled Interest Rate Derivatives	1,043	—	—		—		1,043
Loss on the Extinguishment of Debt	(13,087)	—	—		—		(13,087)
Contingent Consideration Loss	(292)	—	—		—		(292)
Gain (Loss) on Derivative Instruments, Net	—	(55,688)	55,688	(d)	—		—
Other Income (Expense)	(9)	39	—		—		30
Total Other Income (Expense)	(71,365)	(56,646)	55,688		(11,200)		(83,523)

Income (Loss) Before Taxes	6,594	(17,535)	38,843		(11,200)		16,702

Income Tax Expense	233	6,556	—		—		6,789

Net Income (Loss)	$6,361	$(24,091)	$38,843		$(11,200)		$9,913

Cumulative Preferred Stock Dividend	(14,761)	—	—		—		(14,761)

Net Loss Attributable to Common Shareholders	$(8,400)	$(24,091)	$38,843		$(11,200)		$(4,848)

Net Loss Per Common Share - Basic	$(0.13)	$—	$—		$—		$(0.16)
Net Loss Per Common Share - Diluted	$(0.13)	$—	$—		$—		$(0.16)
Weighted Average Shares Outstanding - Basic	62,989,543	—	—		—		62,989,543
Weighted Average Shares Outstanding - Diluted	62,989,543	—	—		—		62,989,543

See notes to the unaudited pro forma financial information.

Note 1. Basis of Pro Forma Presentation

These financial statements present our unaudited pro forma balance sheet as of December 31, 2021 and our unaudited pro forma statement of operations for the year ended December 31, 2021. These unaudited statements have been prepared in accordance with Article 11 and have been developed by applying pro forma adjustments to our historical financial statements to give effect to the Veritas Acquisition.

The unaudited pro forma financial statements are for illustrative and informational purposes only and are not intended to represent or be indicative of what our results of operations would have been had the Veritas Acquisition and related financing for the transaction occurred as of or on the dates indicated. The unaudited pro forma financial statements also should not be considered representative of our future results of operations.
The pro forma adjustments related to the Veritas Acquisition and related financing for the transaction are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable and are subject to change. Accordingly, these pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma financial statements and our future results of operations.
The unaudited pro forma financial statements have been derived from and should be read together with:

•	the accompanying notes to the unaudited pro forma financial statements;

•	our historical financial statements and the related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31 2021; and

•	the historical financial statements and related notes for the assets acquired from Veritas for the year ended December 31, 2021.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma statement of operations are based on the weighted average number of the Company’s shares outstanding, assuming the Veritas Acquisition occurred at the beginning of the earliest period presented.
The pro forma adjustments related to the purchase price allocation of the Veritas Acquisition are preliminary and are subject to revisions as additional information becomes available. Revisions to the preliminary purchase price allocation may have a significant impact on the pro forma amounts. The pro forma adjustments related to the Veritas Acquisition reflect the fair values of the assets acquired as of January 27, 2022 (the closing date of the transaction). The pro forma adjustments do not necessarily reflect the fair values that would have been recorded if the acquisition had occurred on January 1, 2021.
Note 2. Estimated Consideration and Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair value of the acquired assets. Using the total consideration for the Veritas Acquisition, the Company has estimated the allocation to such assets. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date, January 27, 2022:

(In thousands)
Proved Properties	$405,351
Unproved Properties	26,262
Total Assets Acquired	431,613
Asset Retirement Obligations Assumed	(2,146)
Net Assets Acquired	$429,467

Cash Purchase Consideration	$411,597
Fair Value of Warrants Issued	17,870
Total Estimated Purchase Price	$429,467

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation is expected to be completed when the Company files its report on Form 10-K for the year ended December 31, 2022 and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include changes in fair values of proved and unproved properties.

The pro forma financial statements do not include any pro forma income tax adjustments, due to the taxable loss position and a full valuation allowance on the deferred tax assets.
Note 3. Pro Forma Adjustments and Assumptions
The accompanying unaudited pro forma financial statements reflect the following pro forma adjustments:

(a)Reflects the consideration transferred and the preliminary purchase price allocation for the Veritas Acquisition consisting of:

i.the total cash consideration paid to Veritas of $411.6 million, which consists of a cash payment of $370.9 million and the release of the $40.7 million acquisition deposit recorded for the Veritas Acquisition as of December 31, 2021, which was released to Veritas at closing;
ii.the $17.9 million fair value of the warrants to purchase 1,939,998 shares of the Company’s common stock which were issued as part of the purchase consideration and determined to be equity-classified;
iii.the elimination of historical assets, liabilities, and members’ capital related to the Veritas Acquisition that we are not acquiring or assuming;
iv.the recognition of the incremental fair value of the acquired Veritas proved and unproved oil and natural gas properties based on the preliminary allocation of the purchase price to these properties of $431.6  million; and
v.the recognition of the incremental fair value of the assumed Veritas asset retirement obligations on the proved properties acquired based on the preliminary allocation of the purchase price to the assumed liabilities of $2.1 million.

(b)	Represents the cash payment and retained earnings impact for the transaction costs incurred in conjunction with the Veritas Acquisition that have not yet been recognized in the historical period.

(c)	Represents additional borrowings of $370.9 million under the Company’s existing revolving credit facility which were drawn to fund the cash payment associated with the acquisition of Veritas.

(d)
Represents the adjustment to conform the “Gain (Loss) on Derivative Instruments, Net” of historical Veritas, who had previously elected presentation through “Other Income and Expense,” to present through the historical Northern Oil and Gas election as “Revenue”.

(e)	Represents the expense recognized for incremental transaction costs incurred in conjunction with the Veritas Acquisition.

(f)
Represents the increase in depletion expense computed on a unit of production basis following the preliminary purchase price allocation to proved and unproved oil and natural gas properties, as if the Veritas Acquisition was consummated on January 1, 2021.

(g)
Represents the increase in accretion expense attributable to the assumed Veritas asset retirement obligations on the proved properties acquired based on the preliminary purchase price allocation of $2.1 million, as if the Veritas
Acquisition was consummated on January 1, 2021.

(h)
Represents the increase to interest expense resulting from the interest on the additional borrowings under the Company’s existing revolving credit facility that were used to finance the acquisition based on an assumed combined interest rate of 3.02%, which reflects the Company’s current estimated variable rate under the interest rate provisions of the revolving credit facility. A 1/8 of a percent point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.5 million for the year ended December 31, 2021.

(i)	Represents an expense related to the Class B Units profit-sharing arrangement resulting from the entrance into the PSA, which is included in general and administrative expense. This is a non-recurring expense and therefor was eliminated as a pro forma adjustment.

Note 3. Earnings per Share

The pro forma financial statements reflect a net loss attributable to common shareholders and therefore the 1,939,998 shares of the Company’s common stock underlying the warrants issued as purchase consideration were excluded from the computation of pro forma diluted net loss as including them would have had an anti-dilutive effect.

Supplemental Pro Forma Combined Oil and Natural Gas
Reserve and Standardized Measure Information (Unaudited)

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and natural gas reserves and standardized measure information of the Company and Veritas Acquisition may have appeared had the Veritas Acquisition occurred on January 1, 2021. The supplemental pro forma combined oil and natural gas reserves and standardized measure information are for illustrative purposes only. Numerous uncertainties are inherent in estimating quantities and values of proved reserves including future rates of production, exploration and development expenditures, commodity prices, and service costs which may affect the reserve volumes attributable to the Properties and the standardized measure of discounted future net cash flows.

The following tables provide a summary of the changes in estimated proved reserves for the year ended December 31, 2021, as well as pro forma proved developed and proved undeveloped reserves as of the beginning and end of the year, giving effect to the Veritas Acquisition as if it had occurred on January 1, 2021. The pro forma standardized measure does not include future income taxes attributable to Veritas because it is considered a pass-through entity for tax purposes.

Estimated Pro Forma Combined Quantities of Proved Reserves

	Natural Gas (mcf)
	Historical Northern Oil and Gas	Historical Veritas	Pro Forma Combined
(In thousands)
Proved Developed and Undeveloped Reserves at December 31, 2020	159,641	29,170	188,811
Revisions of Previous Estimates	89,115	2,330	91,445
Extensions, Discoveries, and Other Additions	32,432	2,833	35,265
Purchases of Minerals in Place	700,610	15,780	716,390
Production	(44,074)	(6,657)	(50,731)
Proved Developed and Undeveloped Reserves at December 31, 2021	937,724	43,456	981,180

	Oil (bbls)
	Historical Northern Oil and Gas	Historical Veritas	Pro Forma Combined
(In thousands)
Proved Developed and Undeveloped Reserves at December 31, 2020	96,025	11,559	107,584
Revisions of Previous Estimates	19,914	(751)	19,163
Extensions, Discoveries, and Other Additions	12,759	1,094	13,853
Purchases of Minerals in Place	14,985	4,718	19,703
Production	(12,288)	(2,646)	(14,934)
Proved Developed and Undeveloped Reserves at December 31, 2021	131,395	13,974	145,369

	As of December 31, 2021
	Historical Northern Oil and Gas	Historical Veritas	Pro Forma Combined
(In thousands)
Proved Reserves
Developed:
Natural Gas (Mmcf)	498,558	34,993	533,551
Oil (Mbbl)	87,505	12,109	99,614
Undeveloped:
Natural Gas (Mmcf)	439,165	8,463	447,628
Oil (Mbbl)	43,890	1,865	45,755
Total Proved Reserves
(MBOE)	287,682	21,216	308,898

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

	As of December 31, 2021
(In thousands)	Historical Northern Oil and Gas	Historical Veritas	Pro Forma Combined
Future Cash Inflows	$11,339,861	$856,496	$12,196,357
Future Production Costs	(4,213,186)	(268,842)	(4,482,028)
Future Development Costs	(932,303)	(13,205)	(945,685)
Future Income Tax Expense	(947,303)	—	(947,303)
Future Net Cash Flows	5,246,892	574,449	5,821,341
10% Annual Discount for Estimated Timing of Cash Flows	(2,356,783)	(201,671)	(2,558,454)
Standardized Measure of Discounted Future Net Cash Flows	$2,890,109	$372,778	$3,262,887

Pro Forma Combined Changes in the Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31, 2021
(In thousands)	Historical Northern Oil and Gas	Historical Veritas	Pro Forma Combined
Standardized Measure, Beginning of Period	$712,011	$127,400	$839,411
Sale of Oil and Natural Gas Produced, Net of Production Costs	(727,317)	(140,853)	(868,170)
Extensions and Discoveries	258,399	31,282	289,681
Previously Estimated Development Cost Incurred During the Period	85,526	—	85,526
Net Change of Prices and Production Costs	1,366,197	151,609	1,517,806
Change in Future Development Costs	(103,806)	74,120	(29,686)
Revisions of Quantity and Timing Estimates	607,774	(6,090)	601,684
Accretion of Discount	71,254	12,740	83,994
Change in Income Taxes	(450,455)	—	(450,455)
Purchases of Minerals in Place	940,910	132,322	1,073,232
Other	129,615	(9,752)	119,863
Standardized Measure, End of Period	$2,890,109	$372,778	$3,262,886